Investor Contacts: Jim McLemore, CFA President & CEO 337.237.8343 Lorraine Miller, CFA EVP & CFO 337.593.3143

MidSouth Bancorp, Inc. Reports Third Quarter 2017 Results
and Declares Quarterly Dividends

Quarterly Sequential Highlights

•	Pre-tax, pre-provision operating income of $7.1 million increased 14%

•	Excluding energy, loans increased 2.6% annualized

•	Energy C&I loans declined to 13% of total loans with a 5.7% reserve

•	Closed 7 branches; sale of 2 branches expected to close in 4Q17

•	Operating efficiency ratio improved to 70.4% from 73.1%

•	Tangible common equity to tangible assets increased 33 bps to 9.5%

LAFAYETTE, LA., October 24, 2017/PRNewswire/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE:MSL) today reported quarterly net earnings available to common shareholders of $856,000 for the third quarter of 2017, compared to net earnings available to common shareholders of $1.6 million reported for the third quarter of 2016 and a net loss available to common shareholders of $6.2 million reported for the second quarter of 2017. The third quarter of 2017 included an after-tax gain on sales of securities of $220,000 and a non-recurring after-tax expense of $587,000 related to the branch closures during the quarter. The second quarter 2017 net loss included an after-tax charge of $872,000 for severance and retention accruals, an after-tax charge of $371,000 resulting from the write-down of assets held for sale, and a one-time after-tax charge of $302,000 related to discontinued branch projects. Excluding these non-operating income and expenses, diluted earnings for the third quarter of 2017 were $0.07 per common share, compared to a loss of $0.38 per diluted share for the second quarter of 2017 and earnings of $0.14 per diluted share for the third quarter of 2016.

Jim McLemore, President and CEO, remarked, "We are pleased to report operating earnings for the quarter of $0.07 per share. We remain very focused on our priorities of reducing credit risk, improving our risk culture, pre-tax pre-provision earnings and overall efficiency, and positioning ourselves to repay SBLF. While quantifiable measures of progress like earnings, classified assets, non-performing assets, energy exposure, net charge-offs and loan loss provision all reflected improvement this quarter, we are also working very diligently to improve the underlying processes and organizational capabilities, including investing in talent, that are essential to the long-term success of the Bank. We continue to rationalize our distribution system as we closed 7 branches at the end of September and have 2 more branches under contract to sell in December.
“We are extremely focused on strengthening our risk management capabilities that target root causes including credit risk management staffing, policies, procedures, systems and practices.

While the buildout of these core capabilities will require substantial time and resources, this commitment to improve our credit culture is vital to reduce risk and improve the quality of our earnings over the longer term. Our employees have embraced the need for these changes, and we appreciate their dedication, hard work and support."

Energy Lending Update

MidSouth Bank defines an energy loan as any loan where the borrower's ability to repay is disproportionately impacted by a prolonged downturn in energy prices. Under this definition, the Bank includes direct Commercial and Industrial (C&I) loans to energy borrowers, as well as Commercial Real Estate (CRE) loans, Residential Real Estate loans and loans to energy-related borrowers where the loan's primary collateral is cash and marketable securities.

Other comments on the Bank's energy lending:

•
Total energy loans, as defined above, decreased $11.0 million during 3Q17 to $197.8 million, or 16.0% of total loans, from 16.8% at June 30, 2017 primarily due to $8.9 million of payoffs during the quarter as well as $862,000 of charge-offs of energy loans.

•	Direct C&I energy loans were $161.3 million or 13.0% of total loans and had a weighted average maturity of 3.1 years at September 30, 2017.

•	Energy-related CRE and residential real estate loans were $36.3 million or 2.9% of total loans at September 30, 2017.

•	Total criticized energy-related loans decreased $5.1 million, or 5.5%, during 3Q17 to $88.4 million and represented 44.7% of energy loans at September 30, 2017, unchanged from 44.7% at June 30, 2017.

•	Seven energy loan relationships had rating changes during the quarter.

◦	Two loan relationships totaling $3.6 million were downgraded to Special Mention

◦	Five loan relationships totaling $1.8 million were downgraded to Substandard

•	Three energy-related charge-offs totaled $862,000.

•	Cycle to date net charge-offs totaled $10.8 million, or 4.08% of December 31, 2014 energy loans, which was when the effects of declining oil prices began to surface.

•
One new energy-related impairment totaling $103,000 was identified during 3Q17 and two additional impairment charges of $104,000 were recorded related to existing impaired loans identified prior to 3Q17.

•
The energy reserve as a percentage of total energy loans, as defined, was 5.5% at September 30, 2017. The reserve attributable to C&I energy loans was approximately 5.7%. The reserve on all other energy loans was 4.5%.

•	The Bank has two Shared National Credits (SNCs) totaling $12.7 million in the energy portfolio at September 30, 2017 and both are rated as Substandard.

•	To date, during the month of October 2017, the Bank has had one rating related change to its energy portfolio:

◦	One credit in the amount of $2.6 million was upgraded to Special Mention from Classified.

More information on our energy loan portfolio and other information on quarterly results can be found on our website at MidSouthBank.com under Investor Relations/Presentations.

Balance Sheet

Consolidated assets totaled $1.9 billion at September 30, 2017 and June 30, 2017, compared to $2.0 billion at September 30, 2016. Our stable core deposit base, which excludes time deposits, totaled $1.4 billion at September 30, 2017 and June 30, 2017 and accounted for 87.5% and 90.3% of deposits at September 30, 2017 and June 30, 2017, respectively. Net loans totaled $1.211 billion at September 30, 2017, compared to $1.216 billion at June 30, 2017 and $1.250 billion at September 30, 2016.

MidSouth’s Tier 1 leverage capital ratio was 12.84% at September 30, 2017, compared to 12.66% at June 30, 2017. Tier 1 risk-based capital and total risk-based capital ratios were 17.01% and 18.27% at September 30, 2017, compared to 16.48% and 17.73% at June 30, 2017, respectively. Tier 1 common equity to total risk-weighted assets at September 30, 2017 was 12.68%, compared to 12.15% at June 30, 2017. Tangible common equity totaled $180.7 million at September 30, 2017, compared to $174.2 million at June 30, 2017. Tangible book value per share at September 30, 2017 was $10.92 versus $10.87 at June 30, 2017. During the third quarter, MidSouth completed the sale of 516,700 shares of common stock pursuant to the partial exercise of the option to purchase additional shares granted from the capital raise in the second quarter, resulting in additional common equity of approximately $5.8 million.

Asset Quality

Nonperforming assets totaled $53.9 million at September 30, 2017, a decrease of $2.5 million compared to $56.4 million reported at June 30, 2017. The decrease is primarily attributable to the payoffs/paydowns of $8.8 million of non-accrual loans and the charge-off of $1.8 million of non-accrual loans. These decreases were partially offset by $7.1 million of loans placed on non-accrual during the quarter. Allowance coverage for nonperforming loans increased to 48.47% at September 30, 2017, compared to 44.88% at June 30, 2017. The ALLL/total loans ratio was 2.03% at September 30, 2017 and 1.99% at June 30, 2017. Including valuation accounting adjustments on acquired loans, the total valuation accounting adjustment plus ALLL was 2.13% of loans at September 30, 2017. The ratio of annualized net charge-offs to total loans decreased to 1.26% for the three months ended September 30, 2017 compared to 4.01% for the three months ended June 30, 2017.

Total nonperforming assets to total loans plus ORE and other assets repossessed was 4.35% at September 30, 2017 compared to 4.54% at June 30, 2017. Loans classified as troubled debt restructurings, accruing (“TDRs, accruing”) totaled $1.6 million at September 30, 2017 compared to $1.7 million at June 30, 2017. Classified assets, including ORE, were $139.7 million at September 30, 2017 compared to $148.8 million at June 30, 2017. Payoffs/paydowns of $15.8 million and charge-offs of $2.5 million of loans rated as classified at June 30, 2017 were partially offset by downgrades to classified loans of $8.7 million during the quarter. The classified to capital ratio at MidSouth Bank was 66.8% at September 30, 2017 versus 72.0% at June 30, 2017.

Mr. McLemore noted “We are pleased to see progress across all of our credit quality metrics this quarter. We continue to work to aggressively identify problem loans through improvement in our internal processes and to identify and appropriately recognize loan loss content in a timely manner. We are also working with our borrowers to improve the Bank’s position on problem loans. With our recent capital raise of $61 million, we are in a position of strength to deal with our problem loans. At the same time, we are committed to be as judicious as possible in preserving capital as we resolve problem loans.

“Although pleased with our progress in the third quarter and to date in the fourth quarter, with our elevated level of classified assets, the ongoing weaknesses in the energy services sector and our efforts to more aggressively identify and resolve problem loans, we believe it is appropriate to measure progress over multiple quarters."

Third Quarter 2017 vs. Second Quarter 2017 Earnings Comparison

Net earnings available to common shareholders totaled $856,000 for the three months ended September 30, 2017, compared to a net loss available to common shareholders of $6.2 million for the three months ended June 30, 2017. The third and second quarters of 2017 included $338,000 and $3,000, respectively, in gain on sales of securities. Excluding these non-operating revenues, revenues from consolidated operations increased $495,000 in sequential-quarter comparison. Net interest income increased $567,000 and noninterest income decreased $72,000 in sequential-quarter comparison.

The third quarter of 2017 included a non-recurring charge of $903,000 related to branch closures. The second quarter of 2017 included non-operating expenses totaling $2.4 million which consisted of $1.3 million of severance and retention accruals, a $570,000 write-down on assets held for sale and a $465,000 non-recurring charge related to discontinued branch projects. Excluding these non-operating expenses, noninterest expense decreased $372,000 in sequential-quarter comparison. Decreases of $261,000 in salaries and benefits costs, $148,000 in provision for unfunded lines/letters of credit, $88,000 in directors fees and $77,000 in expenses on ORE were primarily offset by an increase of $468,000 in legal and professional fees. The increase in legal and professional fees is primarily due to increased outsourcing expenses to enhance risk management as well as to address the provisions of our written agreement with the OCC. The provision for loan losses decreased $8.2 million in sequential-quarter comparison. Income tax expense of $574,000 was reported for the third quarter of 2017, compared to a $3.2 million income tax benefit for the second quarter of 2017.

Dividends on the Series B Preferred Stock issued to the U.S. Treasury as a result of our participation in the Small Business Lending Fund (“SBLF”) totaled $720,000 for the third quarter of 2017 based on a dividend rate of 9%, unchanged from $720,000 for the second quarter of 2017. Dividends on the Series C Preferred Stock issued with the December 28, 2012 acquisition of PSB Financial Corporation (“PSB”) totaled $90,000 for the three months ended September 30, 2017 and $91,000 for the three months ended June 30, 2017.

Fully taxable-equivalent (“FTE”) net interest income increased $561,000 in sequential-quarter comparison, primarily due to an increase in interest income on loans of $598,000 as well as a $155,000 increase in interest income on time and interest-bearing deposits in other banks. These increases were partially offset by a $157,000 decrease in FTE interest income on investment securities. Interest income on loans increased in sequential-quarter comparison due to an increase in the average yield on loans of 13 basis points, from 5.35% to 5.48%. Excluding purchase accounting adjustments, the loan yield increased 14 basis points, from 5.25% to 5.39% during the same period. The average yield on investment securities decreased 4 basis points, from 2.69% to 2.65%, and the average balance of investment securities decreased $16.3 million. The average yield on total earning assets increased 3 basis points for the same period, from 4.52% to 4.55%, respectively. The FTE net interest margin increased 2 basis points in sequential-quarter comparison, from 4.18% for the second quarter of 2017 to 4.20% for the third quarter of 2017. Excluding purchase accounting adjustments, the FTE net interest margin increased 3 basis points, from 4.09% for the second quarter of 2017 to 4.12% for the third quarter of 2017.

Third Quarter 2017 vs. Third Quarter 2016 Earnings Comparison

Third quarter 2017 net earnings available to common shareholders totaled $856,000 compared to $1.6 million for the third quarter of 2016. The third quarter of 2017 included $338,000 of gain on sales of securities. Excluding these non-operating revenues, revenues from consolidated operations increased $556,000 in quarterly comparison, from $23.4 million for the three months ended September 30, 2016 to $24.0 million for the three months ended September 30, 2017.
Net interest income increased $560,000 in quarterly comparison, resulting from a $712,000 increase in interest income, which was partially offset by a $152,000 increase in interest expense. Operating noninterest income decreased $4,000 in quarterly comparison.

Excluding non-operating expenses of $903,000 for the third quarter of 2017, noninterest expenses decreased $258,000 in quarterly comparison and consisted primarily of a $192,000 decrease in occupancy expense, a $206,000 decrease in corporate development, a $185,000 decrease in salaries and benefits costs, a $140,000 decrease in marketing costs, a $110,000 decrease in printing and supplies, a $67,000 decrease in recruiting expense, a $77,000 decrease in losses on check/wire processing and a $69,000 decrease in shares taxes, which were partially offset by an $888,000 increase in legal and professional fees and a $113,000 increase in data processing costs. Several other smaller decreases in other non-interest expense categories contributed to the overall decrease from the third quarter of 2016. A reclass of certain hosted services subscriptions from corporate development into data processing at the beginning of 2017 caused the fluctuations in those two expense categories. The provision for loan losses increased $1.4 million in quarterly comparison, from $2.9 million for the three months ended September 30, 2016 to $4.3 million for the three months ended September 30, 2017. Income tax expense decreased $419,000 in quarterly comparison.

Dividends on preferred stock totaled $810,000 for the three months ended September 30, 2017 and $811,000 for the three months ended September 30, 2016. Dividends on the Series B Preferred Stock were $720,000 for the third quarter of 2017, unchanged from $720,000 for the third quarter of 2016. Dividends on the Series C Preferred Stock totaled $90,000 for the three months ended September 30, 2017 and $91,000 for the three months ended September 30, 2016.

FTE net interest income increased $531,000 in prior year quarterly comparison. Interest income on loans increased $242,000 due to an increase in the average yield on loans of 12 basis points. The average balance of loans decreased $13.4 million in prior year quarterly comparison. Purchase accounting adjustments added 9 basis points to the average yield on loans for the third quarter of 2017 and 14 basis points to the average yield on loans for the third quarter of 2016. Excluding the impact of the purchase accounting adjustments, average loan yields increased 17 basis points in prior year quarterly comparison, from 5.22% to 5.39%.

Investment securities totaled $410.0 million, or 21.0% of total assets at September 30, 2017, versus $440.1 million, or 22.6% of total assets at December 31, 2016. The investment portfolio had an effective duration of 3.1 years and a net unrealized gain of $1.2 million at September 30, 2017. FTE interest income on investments increased $211,000 in prior year quarterly comparison. The average volume of investment securities increased $12.5 million in prior year quarterly comparison, and the average tax equivalent yield on investment securities increased 13 basis points, from 2.52% to 2.65%.

The average yield on all earning assets increased 6 basis points in prior year quarterly comparison, from 4.49% for the third quarter of 2016 to 4.55% for the third quarter of 2017. Excluding the impact of purchase accounting adjustments, the average yield on total earning assets increased 10 basis points, from 4.39% to 4.49% for the three-month periods ended September 30, 2016 and 2017, respectively.

Interest expense increased $152,000 in prior year quarterly comparison. Increases in interest expense included a $179,000 increase in interest expense on deposits and a $42,000 increase in interest expense on variable rate junior subordinated debentures. These increases were partially offset by an $87,000 decrease in interest expense on repurchase agreements. Excluding purchase accounting adjustments on acquired certificates of deposit and FHLB borrowings, the average rate paid on interest-bearing liabilities was 0.53% for the three months ended September 30, 2017 and 0.46% for the three months ended September 30, 2016.

As a result of these changes in volume and yield on earning assets and interest-bearing liabilities, the FTE net interest margin increased 3 basis points, from 4.17% for the third quarter of 2016 to 4.20% for the third quarter of 2017. Excluding purchase accounting adjustments on loans, deposits and FHLB borrowings, the FTE margin increased 7 basis points, from 4.05% for the third quarter of 2016 to 4.12% for the third quarter of 2017.

Year-To-Date Earnings Comparison

MidSouth reported a net loss available to common shareholders of $3.7 million for the nine months ended September 30, 2017, compared to net earnings available to common shareholders of $5.2 million for the nine months ended September 30, 2016. The first nine months of 2017 included $347,000 of gain on sales of securities. The first nine months of 2016 included $20,000 of gain on sales of securities. Excluding these non-operating revenues, revenues from consolidated operations increased $1.4 million in year-over-year comparison, from $69.1 million for the nine months ended September 30, 2016 to $70.5 million for the nine months ended September 30, 2017. Net interest income increased $1.0 million in year-over-year comparison, resulting from a $1.3 million increase in interest income, which was partially offset by a $312,000 increase in interest expense. Operating noninterest income increased $391,000 in year-over-year comparison and consisted primarily of a $259,000 increase in ATM/debit card income.

Excluding non-operating expenses of $3.3 million for the first nine months of 2017, noninterest expenses increased $400,000 in year-over-year comparison and consisted primarily of a $442,000 increase in salaries and benefits costs, a $1.4 million increase in legal and professional fees and a $465,000 increase in data processing costs, which were partially offset by decreases of $405,000 in occupancy expense, $330,000 in marketing costs, $391,000 in corporate development, $322,000 in ATM/debit card expense, $203,000 in printing and supplies and $144,000 in expenses on ORE. The increase in legal and professional fees in year-to-date comparison is primarily due to legal costs related to management transition issues and increased outsourcing expenses to enhance risk management. A reclass of certain hosted services subscriptions from corporate development into data processing at the beginning of 2017 caused the fluctuations in those two expense categories. The provision for loan losses increased $11.6 million in year-over-year comparison, from $8.0 million for the nine months ended September 30, 2016 to $19.6 million for the nine months ended September 30, 2017, primarily due to the high level of charge-offs and additional impairment charges on nonperforming loans in 2017. A $2.1 million income tax benefit was reported for the first nine months of 2017, compared to income tax expense of $3.0 million for the first nine months of 2016.

In year-to-date comparison, FTE net interest income increased $939,000 primarily due to an $829,000 increase in FTE interest income from investment securities. The average volume of investment securities increased $21.7 million in year-over-year comparison, and the average yield on investment securities increased 13 basis points for the same period. Interest income on loans increased $157,000 in year-over-year comparison. The average volume of loans increased $2.0 million in year-over-year comparison, and the average yield on loans increased 1 basis point, from 5.36% to 5.37%. The average yield on earning assets increased 6 basis points in year-over-year comparison, from 4.47% at September 30, 2016 to 4.53% at September 30, 2017. The purchase accounting adjustments added 8 basis points to the average yield on loans for the nine months ended September 30, 2017 and 13 basis points for the nine months ended September 30, 2016. Net of purchase accounting adjustments, the average yield on earning assets increased 9 basis points, from 4.38% at September 30, 2016 to 4.47% at September 30, 2017.

Interest expense increased $312,000 in year-over-year comparison. Increases in interest expense included a $277,000 increase in interest expense on deposits and a $125,000 increase in interest expense on junior subordinated debentures. These increases were partially offset by an $83,000 decrease in interest expense on repurchase agreements. The average rate paid on interest-bearing liabilities was 0.48% for the nine months ended September 30, 2017, compared to 0.43% for the nine months ended September 30, 2016. Net of purchase accounting adjustments, the average rate paid on interest-bearing liabilities increased 5 basis points, from 0.46% for the nine months ended September 30, 2016 to 0.51% for the nine months ended September 30, 2017. The FTE net interest margin increased 4 basis points, from 4.15% for the nine months ended September 30, 2016 to 4.19% for the nine months ended September 30, 2017. Net of purchase accounting adjustments, the FTE net interest margin increased 7 basis points, from 4.04% to 4.11% for the nine months ended September 30, 2016 and 2017.

Dividends

MidSouth’s Board of Directors announced a cash dividend was declared in the amount of $0.01 per share to be paid on its common stock on January 2, 2018 to shareholders of record as of the close of business on December 15, 2017. Additionally, a quarterly cash dividend of 1.00% per preferred share on its 4.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series C was declared payable on January 15, 2018 to shareholders of record as of the close of business on January 2, 2018.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a financial holding company headquartered in Lafayette, Louisiana, with assets of $1.9 billion as of September 30, 2017. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 50 locations in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. Additional corporate information is available at MidSouthBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements include, among others, statements regarding the strength of the Company's balance sheet and its positioning to address problem assets and achieve operating efficiencies and the implementation of the provisions of the formal agreement with the OCC.

Actual results may differ materially from the results anticipated in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions in the markets we serve, including, without limitation, changes related to the oil and gas industries that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; increases in competitive pressure in the banking and financial services industries; increased competition for deposits and loans which could affect compositions, rates and terms; changes in the levels of prepayments received on loans and investment securities that adversely affect the yield and value of the earning assets; our ability to successfully implement and manage our recently announced strategic initiatives; costs and expenses associated with our strategic initiatives and possible changes in the size and components of the expected costs and charges associated with our strategic initiatives; our ability to realize the anticipated benefits and cost savings from our strategic initiatives within the anticipated time frame, if at all; the ability of our strategic initiatives to adequately address the anticipated concerns of the Office of the Comptroller of the Currency (the “OCC”) in its current examination of us and the ability of the Company to comply with the terms of the formal agreement with the OCC; credit losses due to loan concentration, particularly our energy lending and legacy commercial real estate portfolios; a deviation in actual experience from the underlying assumptions used to determine and establish our allowance for loan losses (“ALLL”), which could result in greater than expected loan losses; the adequacy of the level of our ALLL and the amount of loan loss provisions required in future periods including the impact of implementation of the new CECL (current expected credit loss) methodology; future examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, impose conditions on our operations or require us to increase our allowance for loan losses or write-down assets; changes in the availability of funds resulting from reduced liquidity or increased costs; the timing and impact of future acquisitions or divestitures, the success or failure of integrating acquired operations, and the ability to capitalize on growth opportunities upon entering new markets; the ability to acquire, operate, and maintain effective and efficient operating systems; increased asset levels and changes in the composition of assets that would impact capital levels and regulatory capital ratios; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including the impact of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and other changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverage; regulations and restrictions resulting from our participation in government-sponsored programs such as the U.S. Treasury’s Small Business Lending Fund, including potential retroactive changes in such programs; changes in accounting principles, policies, and guidelines applicable to financial holding companies and banking; increases in cybersecurity risk, including potential business disruptions or financial losses; acts of war, terrorism, cyber intrusion, weather, or other catastrophic events beyond our control; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 16, 2017 and in its other filings with the SEC.

MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
EARNINGS DATA	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016
Total interest income	$20,379	$19,758	$19,531	$19,694	$19,667
Total interest expense	1,566	1,512	1,465	1,459	1,414
Net interest income	18,813	18,246	18,066	18,235	18,253
FTE net interest income	19,003	18,442	18,279	18,478	18,472
Provision for loan losses	4,300	12,500	2,800	2,600	2,900
Non-interest income	5,486	5,223	5,044	5,071	5,152
Non-interest expense	17,759	19,604	17,230	17,636	17,114
Earnings (loss) before income taxes	2,240	(8,635)	3,080	3,070	3,391
Income tax expense (benefit)	574	(3,221)	589	871	993
Net earnings (loss)	1,666	(5,414)	2,491	2,199	2,398
Dividends on preferred stock	810	811	811	812	811
Net earnings (loss) available to common shareholders	$856	$(6,225)	$1,680	$1,387	$1,587

PER COMMON SHARE DATA
Basic earnings (loss) per share	0.05	(0.51)	0.15	0.12	0.14
Diluted earnings (loss) per share	0.05	(0.51)	0.15	0.12	0.14
Diluted earnings (loss) per share, operating (Non-GAAP)(*)	0.07	(0.38)	0.15	0.12	0.14
Quarterly dividends per share	0.01	0.09	0.09	0.09	0.09
Book value at end of period	13.70	13.76	15.37	15.25	15.58
Tangible book value at period end (Non-GAAP)(*)	10.92	10.87	11.28	11.13	11.44
Market price at end of period	12.05	11.75	15.30	13.60	10.40
Shares outstanding at period end	16,548,829	16,026,355	11,383,914	11,362,716	11,362,716
Weighted average shares outstanding
Basic	16,395,317	12,227,456	11,264,394	11,271,948	11,262,282
Diluted	16,395,740	12,237,299	11,282,491	11,273,302	11,262,710

AVERAGE BALANCE SHEET DATA
Total assets	$1,954,343	$1,926,408	$1,932,818	$1,960,436	$1,927,351
Loans and leases	1,254,885	1,254,402	1,274,213	1,277,555	1,268,270
Total deposits	1,546,837	1,551,498	1,569,188	1,591,814	1,562,193
Total common equity	227,948	187,762	174,785	176,747	177,866
Total tangible common equity (Non-GAAP)(*)	181,851	141,389	128,124	129,821	130,662
Total equity	269,035	228,871	215,895	217,857	218,976

SELECTED RATIOS
Annualized return on average assets, operating (Non-GAAP)(*)	0.25%	(0.97)%	0.35%	0.28%	0.33%
Annualized return on average common equity, operating (Non-GAAP)(*)	2.13%	(10.00)%	3.89%	3.12%	3.55%
Annualized return on average tangible common equity, operating (Non-GAAP)(*)	2.67%	(13.28)%	5.31%	4.25%	4.83%
Pre-tax, pre-provision annualized return on average assets, operating (Non-GAAP)(*)	1.44%	1.30%	1.23%	1.15%	1.30%
Efficiency ratio, operating (Non-GAAP)(*)	70.43%	73.11%	74.51%	75.67%	73.04%
Average loans to average deposits	81.13%	80.85%	81.20%	80.26%	81.19%
Taxable-equivalent net interest margin	4.20%	4.18%	4.18%	4.09%	4.17%
Tier 1 leverage capital ratio	12.84%	12.66%	10.27%	10.11%	10.27%

CREDIT QUALITY
Allowance for loan and lease losses (ALLL) as a % of total loans	2.03%	1.99%	1.93%	1.90%	1.83%
Nonperforming assets to tangible equity + ALLL	21.83%	23.50%	30.34%	33.88%	32.98%
Nonperforming assets to total loans, other real estate owned and other repossessed assets	4.35%	4.54%	4.62%	5.06%	5.03%
Annualized QTD net charge-offs to total loans	1.26%	4.01%	0.83%	0.46%	0.32%

(*) See reconciliation of Non-GAAP financial measures on pages 17-19.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

BALANCE SHEET	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
Assets
Cash and cash equivalents	$163,123	$131,437	$78,471	$82,228	$126,667
Securities available-for-sale	326,222	348,580	357,803	341,873	316,145
Securities held-to-maturity	83,739	87,462	91,242	98,211	103,412
Total investment securities	409,961	436,042	449,045	440,084	419,557
Other investments	12,200	11,666	11,362	11,355	11,339
Total loans	1,235,969	1,240,253	1,272,000	1,284,082	1,272,800
Allowance for loan losses	(25,053)	(24,674)	(24,578)	(24,372)	(23,268)
Loans, net	1,210,916	1,215,579	1,247,422	1,259,710	1,249,532
Premises and equipment	64,969	65,739	68,216	68,954	69,778
Goodwill and other intangibles	45,963	46,239	46,516	46,792	47,069
Other assets	39,934	38,867	33,907	34,217	29,978
Total assets	$1,947,066	$1,945,569	$1,934,939	$1,943,340	$1,953,920

Liabilities and Shareholders' Equity
Non-interest bearing deposits	$428,183	$428,419	$426,998	$414,921	$403,301
Interest-bearing deposits	1,127,752	1,107,801	1,145,946	1,164,509	1,181,906
Total deposits	1,555,935	1,536,220	1,572,944	1,579,430	1,585,207
Securities sold under agreements to repurchase	54,875	90,799	89,807	94,461	95,210
Short-term FHLB advances	12,500	—	—	—	—
Long-term FHLB advances	25,110	25,211	25,318	25,424	25,531
Junior subordinated debentures	22,167	22,167	22,167	22,167	22,167
Other liabilities	8,836	9,602	8,641	7,482	7,679
Total liabilities	1,679,423	1,683,999	1,718,877	1,728,964	1,735,794
Total shareholders' equity	267,643	261,570	216,062	214,376	218,126
Total liabilities and shareholders' equity	$1,947,066	$1,945,569	$1,934,939	$1,943,340	$1,953,920

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Income Statements (unaudited)
(in thousands except per share data)

				Percent Change
EARNINGS STATEMENT	Three Months Ended			3Q17 vs. 2Q17	3Q17 vs. 3Q16	Nine Months Ended		Percent
	9/30/2017	6/30/2017	9/30/2016			9/30/2017	9/30/2016	Change

Interest income:
Loans, including fees	$17,064	$16,440	$16,688	3.8%	2.3%	$49,941	$49,424	1.0%
Investment securities	2,639	2,790	2,399	(5.4)%	10.0%	8,163	7,253	12.5%
Accretion of purchase accounting adjustments	265	291	399	(8.9)%	(33.6)%	741	1,101	(32.7)%
Other interest income	411	237	181	73.4%	127.1%	823	558	47.5%
Total interest income	20,379	19,758	19,667	3.1%	3.6%	59,668	58,336	2.3%

Interest expense:
Deposits	1,094	973	919	12.4%	19.0%	3,002	2,753	9.0%
Borrowings	350	416	419	(15.9)%	(16.5)%	1,177	1,269	(7.2)%
Junior subordinated debentures	212	212	170	—%	24.7%	632	507	24.7%
Accretion of purchase accounting adjustments	(90)	(89)	(94)	1.1%	(4.3)%	(268)	(298)	(10.1)%
Total interest expense	1,566	1,512	1,414	3.6%	10.7%	4,543	4,231	7.4%

Net interest income	18,813	18,246	18,253	3.1%	3.1%	55,125	54,105	1.9%
Provision for loan losses	4,300	12,500	2,900	(65.6)%	48.3%	19,600	8,000	145.0%
Net interest income after provision for loan losses	14,513	5,746	15,353	152.6%	(5.5)%	35,525	46,105	(22.9)%

Noninterest income:
Service charges on deposit accounts	2,463	2,396	2,584	2.8%	(4.7)%	7,339	7,404	(0.9)%
ATM and debit card income	1,687	1,766	1,620	(4.5)%	4.1%	5,156	4,897	5.3%
Gain on securities, net (non-operating)(*)	338	3	—	11,166.7%	-	347	20	1,635.0%
Mortgage lending	155	167	190	(7.2)%	(18.4)%	465	422	10.2%
Other charges and fees	843	891	758	(5.4)%	11.2%	2,446	2,292	6.7%
Total non-interest income	5,486	5,223	5,152	5.0%	6.5%	15,753	15,035	4.8%

Noninterest expense:
Salaries and employee benefits	7,849	8,110	8,034	(3.2)%	(2.3)%	24,648	24,206	1.8%
Occupancy expense	3,443	3,428	3,635	0.4%	(5.3)%	9,859	10,899	(9.5)%
ATM and debit card	654	713	833	(8.3)%	(21.5)%	2,088	2,410	(13.4)%
Legal and professional fees	1,404	936	516	50.0%	172.1%	2,726	1,335	104.2%
FDIC premiums	448	430	365	4.2%	22.7%	1,275	1,214	5.0%
Marketing	302	262	442	15.3%	(31.7)%	844	1,174	(28.1)%
Corporate development	189	253	395	(25.3)%	(52.2)%	758	1,149	(34.0)%
Data processing	640	667	527	(4.0)%	21.4%	1,928	1,463	31.8%
Printing and supplies	81	135	191	(40.0)%	(57.6)%	399	602	(33.7)%
Expenses on ORE, net	15	92	100	(83.7)%	(85.0)%	186	330	(43.6)%
Amortization of core deposit intangibles	277	276	277	0.4%	—%	830	830	—%
Severance and retention accruals (non-operating)(*)	—	1,341	—	(100.0)%	—%	1,341	—	—%
One-time charge related to discontinued branch projects (non-operating)(*)	—	465	—	(100.0)%	—%	465	—	—%
One-time charge related to closure of branches (non-operating)(*)	903	—	—	—%	—%	903	—	—%
Write-down of assets held for sale (non-operating) (*)	—	570	—	(100.0)%	—%	570	—	—%
Other non-interest expense	1,554	1,926	1,799	(19.3)%	(13.6)%	5,773	5,302	8.9%
Total non-interest expense	17,759	19,604	17,114	(9.4)%	3.8%	54,593	50,914	7.2%
Earnings (loss) before income taxes	2,240	(8,635)	3,391	(125.9)%	(33.9)%	(3,315)	10,226	(132.4)%
Income tax expense (benefit)	574	(3,221)	993	(117.8)%	(42.2)%	(2,058)	2,986	(168.9)%
Net earnings (loss)	1,666	(5,414)	2,398	(130.8)%	(30.5)%	(1,257)	7,240	(117.4)%
Dividends on preferred stock	810	811	811	(0.1)%	(0.1)%	2,432	2,049	18.7%
Net earnings (loss) available to common shareholders	$856	$(6,225)	$1,587	(113.8)%	(46.1)%	$(3,689)	$5,191	(171.1)%

Earnings (loss) per common share, diluted	$0.05	$(0.51)	$0.14	(109.8)%	(64.3)%	$(0.28)	$0.46	(160.9)%

Operating earnings (loss) per common share, diluted (Non-GAAP)(*)	$0.07	$(0.38)	$0.14	(118.4)%	(50.0)%	$(0.13)	$0.46	(128.3)%

(*) See reconciliation of Non-GAAP financial measures on pages 17-19.

Note: Prior period information presented above has been adjusted to reflect a reclass of certain credit card income from interest income to other non-interest income as well as certain wire fee income from other non-interest income into service charges on deposit accounts.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Composition of Loans and Deposits and Asset Quality Data (unaudited)
(in thousands)

COMPOSITION OF LOANS	September 30,	June 30,	Sept 17 vs Jun 17	March 31,	December 31,	September 30,	Sept 17 vs Sept 16
	2017	2017	% Change	2017	2016	2016	% Change
Commercial, financial, and agricultural	$447,482	$451,767	(0.9)%	$469,815	$459,574	$463,031	(3.4)%
Lease financing receivable	760	866	(12.2)%	969	1,095	1,449	(47.6)%
Real estate - construction	90,088	98,695	(8.7)%	100,248	100,959	96,365	(6.5)%
Real estate - commercial	473,046	461,064	2.6%	464,859	481,155	464,853	1.8%
Real estate - residential	155,676	156,394	(0.5)%	159,426	157,872	155,653	—%
Installment loans to individuals	63,148	70,031	(9.8)%	75,258	82,660	88,537	(28.7)%
Other	5,769	1,436	301.7%	1,425	767	2,912	98.1%

Total loans	$1,235,969	$1,240,253	(0.3)%	$1,272,000	$1,284,082	$1,272,800	(2.9)%

COMPOSITION OF DEPOSITS
	September 30,	June 30,	Sept 17 vs Jun 17	March 31,	December 31,	September 30,	Sept 17 vs Sept 16
	2017	2017	% Change	2017	2016	2016	% Change
Noninterest bearing	$428,183	$428,419	(0.1)%	$426,998	$414,921	$403,301	6.2%
NOW & other	461,740	465,505	(0.8)%	489,789	472,484	465,850	(0.9)%
Money market/savings	473,023	493,232	(4.1)%	505,669	539,815	557,068	(15.1)%
Time deposits of less than $100,000	120,685	75,196	60.5%	75,579	75,940	78,785	53.2%
Time deposits of $100,000 or more	72,304	73,868	(2.1)%	74,909	76,270	80,203	(9.8)%

Total deposits	$1,555,935	$1,536,220	1.3%	$1,572,944	$1,579,430	$1,585,207	(1.8)%

ASSET QUALITY DATA
	September 30,	June 30,		March 31,	December 31,	September 30,
	2017	2017		2017	2016	2016
Nonaccrual loans	$51,289	$54,810		$56,443	$62,580	$60,522
Loans past due 90 days and over	402	165		775	268	968
Total nonperforming loans	51,691	54,975		57,218	62,848	61,490
Other real estate	1,931	1,387		1,643	2,175	2,317
Other repossessed assets	234	36		30	16	283
Total nonperforming assets	$53,856	$56,398		$58,891	$65,039	$64,090

Troubled debt restructurings, accruing	$1,557	$1,653		$1,995	$152	$153

Nonperforming assets to total assets	2.77%	2.90%		3.04%	3.35%	3.28%
Nonperforming assets to total loans + ORE + other repossessed assets	4.35%	4.54%		4.62%	5.06%	5.03%
ALLL to nonperforming loans	48.47%	44.88%		42.96%	38.78%	37.84%
ALLL to total loans	2.03%	1.99%		1.93%	1.90%	1.83%

Quarter-to-date charge-offs	$4,381	$12,659		$2,906	$1,835	$1,161
Quarter-to-date recoveries	460	255		312	339	151
Quarter-to-date net charge-offs	$3,921	$12,404		$2,594	$1,496	$1,010
Annualized QTD net charge-offs to total loans	1.26%	4.01%		0.83%	0.46%	0.32%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Loan Portfolio - Quarterly Roll Forward (unaudited)
(in thousands)

	Three Months Ended
	September 30,	June 30,	June 30,
	2017	2017	2016
LOAN ACTIVITY

Loans originated	$87,377	$72,316	$87,991
Repayments	(91,856)	(116,885)	(65,871)
Increases on renewals	5,773	2,531	4,749
Change in lines of credit	(6,931)	9,151	(20,079)
Change in allowance for loan losses	(379)	(96)	(1,890)
Other	1,353	1,140	3,621
Net change in loans	$(4,663)	$(31,843)	$8,521

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Tangible Common Equity to Tangible Assets and Regulatory Ratios (unaudited)
(in thousands)

COMPUTATION OF TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS	September 30, 2017	September 30, 2016

Total equity	$267,643	$218,126
Less preferred equity	40,987	41,110
Total common equity	226,656	177,016
Less goodwill	42,171	42,171
Less intangibles	3,792	4,898
Tangible common equity	$180,693	$129,947

Total assets	$1,947,066	$1,953,920
Less goodwill	42,171	42,171
Less intangibles	3,792	4,898
Tangible assets	$1,901,103	$1,906,851

Tangible common equity to tangible assets	9.50%	6.81%

REGULATORY CAPITAL

Common equity tier 1 capital	$182,768	$130,349
Tier 1 capital	245,254	192,958
Total capital	263,365	211,468

Regulatory capital ratios:
Common equity tier 1 capital ratio	12.68%	8.83%
Tier 1 risk-based capital ratio	17.01%	13.07%
Total risk-based capital ratio	18.27%	14.33%
Tier 1 leverage ratio	12.84%	10.27%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Quarterly Yield Analysis (unaudited)
(in thousands)

YIELD ANALYSIS	Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2017			June 30, 2017			March 31, 2017			December 31, 2016			September 30, 2016

		Tax			Tax			Tax			Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$372,648	$2,276	2.44%	$387,441	$2,416	2.49%	$382,105	$2,327	2.44%	$348,673	$1,965	2.25%	$354,770	$1,983	2.24%
Tax-exempt securities	55,129	553	4.01%	56,622	570	4.03%	60,618	620	4.09%	66,549	705	4.24%	60,544	635	4.20%
Total investment securities	427,777	2,829	2.65%	444,063	2,986	2.69%	442,723	2,947	2.66%	415,222	2,670	2.57%	415,314	2,618	2.52%
Federal funds sold	4,319	13	1.18%	3,573	9	1.00%	3,571	6	0.67%	3,261	5	0.60%	2,703	3	0.43%
Time and interest bearing deposits in other banks	94,675	305	1.26%	55,331	150	1.07%	41,785	85	0.81%	90,527	125	0.54%	64,444	83	0.50%
Other investments	12,098	93	3.07%	11,493	78	2.71%	11,355	84	2.96%	11,342	78	2.75%	11,253	95	3.38%
Loans	1,254,885	17,329	5.48%	1,254,402	16,731	5.35%	1,274,213	16,622	5.29%	1,277,555	17,059	5.31%	1,268,270	17,087	5.36%
Total interest earning assets	1,793,754	20,569	4.55%	1,768,862	19,954	4.52%	1,773,647	19,744	4.51%	1,797,907	19,937	4.41%	1,761,984	19,886	4.49%
Non-interest earning assets	160,589			157,546			159,171			162,529			165,367
Total assets	$1,954,343			$1,926,408			$1,932,818			$1,960,436			$1,927,351

Interest-bearing liabilities:
Deposits	$1,118,593	$1,094	0.39%	$1,125,482	$973	0.35%	$1,155,407	$935	0.33%	$1,179,174	$929	0.31%	$1,170,660	$915	0.31%
Repurchase agreements	75,654	149	0.78%	90,807	236	1.04%	92,571	234	1.03%	94,609	241	1.01%	88,560	236	1.06%
Short-term FHLB advances	6,522	19	1.14%	—	—	—%	—	—	—%	—	—	—%	—	—	—%
Long-term FHLB advances	25,155	92	1.43%	25,260	91	1.43%	25,370	88	1.39%	25,474	92	1.41%	25,581	93	1.42%
Junior subordinated debentures	22,167	212	3.74%	22,167	212	3.78%	22,167	208	3.75%	22,167	197	3.48%	22,167	170	3.00%
Total interest bearing liabilities	1,248,091	1,566	0.50%	1,263,716	1,512	0.48%	1,295,515	1,465	0.46%	1,321,424	1,459	0.44%	1,306,968	1,414	0.43%
Non-interest bearing liabilities	437,217			433,821			421,408			421,155			401,407
Shareholders' equity	269,035			228,871			215,895			217,857			218,976
Total liabilities and shareholders' equity	$1,954,343			$1,926,408			$1,932,818			$1,960,436			$1,927,351

Net interest income (TE) and spread		$19,003	4.05%		$18,442	4.04%		$18,279	4.05%		$18,478	3.97%		$18,472	4.06%

Net interest margin			4.20%			4.18%			4.18%			4.09%			4.17%

Core net interest margin (Non-GAAP)(*)			4.12%			4.09%			4.11%			3.98%			4.05%

(*) See reconciliation of Non-GAAP financial measures on pages 17-19.

Note: Prior period information presented above has been adjusted to reflect a reclass of certain credit card income from interest income to non-interest income.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited)
(in thousands except per share data)

     Certain financial information included in the earnings release and the associated Condensed Consolidated Financial Information (unaudited) is determined by methods other than in accordance with GAAP. We are providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. "Tangible common equity" is defined as total common equity reduced by intangible assets. "Core net interest margin" is defined as reported net interest margin less purchase accounting adjustments. "Annualized return on average assets, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by average assets. "Annualized return on average common equity, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by average common equity. "Annualized return on average tangible common equity, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by average tangible common equity. "Pre-tax, pre-provision annualized return on average assets, operating" is defined as pre-tax, pre-provision earnings adjusted for specified one-time items divided by average assets. "Tangible book value per common share" is defined as tangible common equity divided by total common shares outstanding. "Diluted earnings per share, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by diluted weighted-average shares. The GAAP-based efficiency ratio is measured as noninterest expense as a percentage of net interest income plus noninterest income. The non-GAAP efficiency ratio excludes specified one-time items in addition to securities gains and losses and gains and losses on the sale/valuation of other real estate owned and other assets repossessed.

     We use non-GAAP measures because we believe they are useful for evaluating our financial condition and performance over periods of time, as well as in managing and evaluating our business and in discussions about our performance. We also believe these non-GAAP financial measures provide users of our financial information with a meaningful measure for assessing our financial condition as well as comparison to financial results for prior periods. These results should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that other companies may use.

		Three Months Ended
		September 30,	June 30,	March 31,	December 31,	September 30,
		2017	2017	2017	2016	2016
Average Balance Sheet Data

Total average assets	A	$1,954,343	$1,926,408	$1,932,818	$1,960,436	$1,927,351

Total equity		$269,035	$228,871	$215,895	$217,857	$218,976
Less preferred equity		41,087	41,109	41,110	41,110	41,110
Total common equity	B	$227,948	$187,762	$174,785	$176,747	$177,866
Less intangible assets		46,097	46,373	46,661	46,926	47,204
Tangible common equity	C	$181,851	$141,389	$128,124	$129,821	$130,662

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited) (continued)
(in thousands except per share data)

		Three Months Ended
		September 30,	June 30,	March 31,	December 31,	September 30,
Core Net Interest Margin		2017	2017	2017	2016	2016

Net interest income (TE)		$19,003	$18,442	$18,279	$18,478	$18,472
Less purchase accounting adjustments		(355)	(380)	(274)	(458)	(493)
Core net interest income, net of purchase accounting adjustments	D	$18,648	$18,062	$18,005	$18,020	$17,979

Total average earnings assets		$1,793,754	$1,768,862	$1,773,647	$1,797,907	$1,761,984
Add average balance of loan valuation discount		1,504	1,720	1,964	2,316	2,634
Average earnings assets, excluding loan valuation discount	E	$1,795,258	$1,770,582	$1,775,611	$1,800,223	$1,764,618

Core net interest margin	D/E	4.12%	4.09%	4.11%	3.98%	4.05%

		Three Months Ended
		September 30,	June 30,	March 31,	December 31,	September 30,
Return Ratios		2017	2017	2017	2016	2016

Net earnings (loss) available to common shareholders		$856	$(6,225)	$1,680	$1,387	$1,587
Severance and retention accruals, after-tax		—	872	—	—	—
One-time charge related to discontinued branch projects, after-tax		—	302	—	—	—
One-time charge related to closure of branches, after-tax		587	—	—	—	—
Write-down of assets held for sale, after-tax		—	371	—	—	—
Net gain on sale of securities, after-tax		(220)	(2)	(4)	—	—
Net earnings (loss) available to common shareholders, operating	F	$1,223	$(4,682)	$1,676	$1,387	$1,587

Earnings (loss) before income taxes		$2,240	$(8,635)	$3,080	$3,070	$3,391
Severance and retention accruals		—	1,341	—	—	—
One-time charge related to discontinued branch projects		—	465	—	—	—
One-time charge related to closure of branches		903	—	—	—	—
Write-down of assets held for sale		—	570	—	—	—
Net gain on sale of securities		(338)	(3)	(6)	—	—
Provision for loan losses		4,300	12,500	2,800	2,600	2,900
Pre-tax, pre-provision earnings, operating	G	$7,105	$6,238	$5,874	$5,670	$6,291

Annualized return on average assets, operating	F/A	0.25%	(0.97)%	0.35%	0.28%	0.33%
Annualized return on average common equity, operating	F/B	2.13%	(10.00)%	3.89%	3.12%	3.55%
Annualized return on average tangible common equity, operating	F/C	2.67%	(13.28)%	5.31%	4.25%	4.83%
Pre-tax, pre-provision annualized return on average assets, operating	G/A	1.44%	1.30%	1.23%	1.15%	1.30%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited) (continued)
(in thousands except per share data)

		Three Months Ended					Nine Months Ended
		September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
Per Common Share Data		2017	2017	2017	2016	2016	2017	2016

Diluted earnings (loss) per share		$0.05	$(0.51)	$0.15	$0.12	$0.14	$(0.28)	$0.46
Effect of severance and retention accruals		—	0.08	—	—	—	0.07	—
Effect of one-time charge related to discontinued branch projects		—	0.02	—	—	—	0.02	—
Effect of one-time charge related to closure of branches		0.03	—	—	—	—	0.04	—
Effect of write-down of assets held for sale		—	0.03	—	—	—	0.03	—
Effect of gain on sales of securities		(0.01)	—	—	—	—	(0.01)	—
Diluted earnings (loss) per share, operating		$0.07	$(0.38)	$0.15	$0.12	$0.14	$(0.13)	$0.46

Book value per common share		$13.70	$13.76	$15.37	$15.25	$15.58
Effect of intangible assets per share		2.78	2.89	4.09	4.12	4.14
Tangible book value per common share		$10.92	$10.87	$11.28	$11.13	$11.44

		Three Months Ended
		September 30,	June 30,	March 31,	December 31,	September 30,
Efficiency Ratio		2017	2017	2017	2016	2016

Net interest income		$18,813	$18,246	$18,066	$18,235	$18,253

Noninterest income		$5,486	$5,223	$5,044	$5,071	$5,152
Net gain on sale of securities		(338)	(3)	(6)	—	—
Noninterest income (non-GAAP)		$5,148	$5,220	$5,038	$5,071	$5,152

Total revenue	H	$24,299	$23,469	$23,110	$23,306	$23,405
Total revenue (non-GAAP)	I	$23,961	$23,466	$23,104	$23,306	$23,405

Noninterest expense	J	$17,759	$19,604	$17,230	$17,636	$17,114
Severance and retention accruals		—	(1,341)	—	—	—
One-time charge related to discontinued branch projects		—	(465)	—	—	—
One-time charge related to closure of branches		(903)	—	—	—	—
Write-down of assets held for sale		—	(570)	—	—	—
Net (loss) gain on sale/valuation of other real estate owned		19	(72)	(15)	—	(19)
Noninterest expense (non-GAAP)	K	$16,875	$17,156	$17,215	$17,636	$17,095

Efficiency ratio (GAAP)	J/H	73.09%	83.53%	74.56%	75.67%	73.12%

Efficiency ratio (non-GAAP)	K/I	70.43%	73.11%	74.51%	75.67%	73.04%